EXHIBIT 99.1

SP Plus Corporation to Release Second Quarter 2016 Results on August 3, 2016

CHICAGO, July 20, 2016 (GLOBE NEWSWIRE) -- SP Plus Corporation (NASDAQ:SP) today announced that it expects to release second quarter 2016 earnings on Wednesday, August 3, 2016, after the close of market.  On Thursday, August 4, 2016, the Company will host a conference call at 10:00 AM (Central Time) that can be accessed via webcast at http://ir.spplus.com.

To listen to the live call, individuals are directed to the investor relations section of the company’s website, www.spplus.com, at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, replays will be available shortly after the call on the website and accessible for 30 days.

About SP Plus

SP+ provides professional parking, ground transportation, facility maintenance, security and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 22,000 employees. The Company operates approximately 3,700 parking facilities with 2.0 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 60 airports. USA Parking System, a wholly-owned subsidiary, is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company's ground transportation division transports over 40 million passengers each year; its facility maintenance division operates in dozens of U.S. cities; and its SP+ GAMEDAY operating group provides a wide range of event logistics services. For more information, visit www.spplus.com.

Media Contacts:
Vance C. Johnston
Chief Financial Officer
(312) 521-8409
vjohnston@spplus.com

Rachel Schacter
ICR
(646) 277-1243
rachel.schacter@icrinc.com